EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of
The Children’s Place, Inc.
Secaucus, New Jersey:

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on form S-3 (No. 333-88378) and Form S-8 (No. 333-176569 and 333-212158) of The Children’s Place, Inc. and subsidiaries of our reports dated March 23, 2017, relating to the consolidated financial statements and financial statement schedule and the effectiveness of The Children’s Place, Inc. and subsidiaries’ internal control over financial reporting, which appear in this Form 10-K.

/S/ BDO USA, LLP

New York, New York
March 23, 2017